Exhibit 99.1

Press Release	NASDAQ:ABCW
FOR IMMEDIATE RELEASE
Date: April 2, 2010
ANCHOR BANCORP WISCONSIN INC. TO EXPLORE ADDITIONAL
ALTERNATIVES TO BUILD CAPITAL POSITION
Madison, Wis. — Anchor BanCorp Wisconsin Inc. (NASDAQ: ABCW) (“Anchor” or the “Company”) today announced it and Badger Anchor Holdings, LLC (“Badger Holdings”) had mutually agreed to terminate their agreements which granted Badger Holdings exclusivity through March 31, 2010, with respect to negotiating an investment in Anchor. The parties announced the agreements in December 2009, and agreed to terminate them on March 31, 2010.
“We have had excellent discussions with Badger Holdings over the last four months. However, the complexity of the transaction led to challenges in completing the agreement prior to the March 31, 2010 date,” said Chris Bauer, CEO of Anchor BanCorp Wisconsin Inc. “We hope that discussions will continue with Badger Holdings, but the Board and management feel that we must also explore other potential opportunities to address our capital needs.” added Bauer.
As part of a voluntarily Cease and Desist agreement with the Office of Thrift Supervision entered into in June 2009, Anchor agreed to develop plans to raise additional capital, among other actions related to improving asset quality and strengthening our balance sheet. In November 2009 Anchor announced plans to sell eleven branches located in northwestern Wisconsin to Royal Credit Union. It is anticipated that this sale will close in summer of 2010.
About Anchor BanCorp Wisconsin, Inc.
Anchor’s stock is traded on the NASDAQ exchange under the symbol ABCW. AnchorBank fsb, a wholly owned subsidiary of the Company, has offices located in Wisconsin.
Forward Looking Statements
This news release contains certain forward-looking statements based on unaudited financial statements, results of operations and business of Anchor BanCorp. This includes any statements regarding management’s plans, objectives or goals for future operations or transactions, products or services, and forecasts of its revenues, earnings or other measures of performance. Forward-looking statements are subject to various factors which could cause actual results to differ materially from these plans, goals or estimates. These factors include changes in general economic conditions, deposit flows, loan demand, asset quality, competition, legislation or regulation and accounting principles, policies or guidelines affecting reports filed with the Securities and Exchange Commission for financial and business information regarding Anchor, including information which could affect Anchor’s forward-looking statements. Outcomes related to such statements are subject to numerous risk factors and uncertainties, including those listed in the company’s Annual Report filed on Form 10-K.
For More Information
For more information, contact AnchorBank CEO Chris Bauer, or Dale Ringgenberg, CFO at (608) 252-1810.